Exhibit 99.2

One Horizon Group Closes $1 Million Private Placement

BAAR, Switzerland—(Marketwired – July 28, 2014) -- One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon" or the "Company"), which develops and licenses the world's most bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smart phones, today announced that the Company had closed a private placement for aggregate gross proceeds of $1,000,000.

The $1,000,000 private placement (the “Offering”) consisted of 10 units (the “Units”) at a purchase price of $100,000 per Unit, each consisting of, (i) 17,094 shares of the Company’s Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Shares”), initially convertible into 17,094 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at $5.85 per share, and (ii) 10,000 Class B Warrants (the “Class B Warrant” or “Warrant(s)”), each exercisable to purchase 1 share of Common Stock ( the “Financing Transaction”) at $4.00 per share,  in reliance upon the exemption from securities registration afforded by Regulation S (“Regulation S”) as promulgated under the Securities Act of 1933. TriPoint Global Equities, LLC was the placement agent for the transaction.

“We appreciate the confidence that our investors have with the company’s software platform and with our ability to penetrate the marketplace,” said Brian Collins, Founder and CTO of One Horizon.

The Company has filed  a Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the  private placement. Viewers should read this report in its entirety.   The foregoing information is not intended as an offer to sell or the solicitation of an offer to buy securities of One Horizon.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Baar, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data applications including messaging and mobile advertising. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Ireland. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contacts:

MZ North America
Matthew Selinger, SVP
Tel: +1- 415-572-8152
Email: mselinger@mzgroup.us
www.mzgroup.us